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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 7, 1997 (Agreement dated February 28, 1997)


                      LEADING-EDGE EARTH PRODUCTS, INC.
                      ---------------------------------
           (Exact name of registrant as specified in its charter)


State of Oregon                     93-67656-S                93-10022429
-------------------                 -----------              -----------
(State of incorporation)            (Commission              (IRS Employer
                                    file number)             identification no.)


               319 Nickerson St. #186, Seattle, Washington 98109
               -------------------------------------------------
                  (Address of principal executive offices)

Registrant's telephone number, including area code:  800-788-3599 no change
------------------------------------------------------------
(Former name or former address, if changed since last report)


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                               8-K INFORMATION

David Moran of Brentwood Tennessee has been retained by the Company to be its President. He became official on March 5, 1997 when a consent resolution became fully agreed to by the Companies Board of Directors. Subject letter of engagement is attached as an exhibit.

                                               LEADING-EDGE EARTH PRODUCTS, INC.
                                               ---------------------------------
                                               (Registrant)

Date:  March 24, 1997                          Grant C. Record, Secretary

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                        Leading Edge Earth Products Inc
                             Williamsport, PA 17701
                               Ph:  717-322-6600
                               Fax: 717-322-5656



Tuesday, January 07, 1997



David Moran
906 Oxford Court
Brentwood, TN.37027

FAX:  615-371-6644

Dear David:

I am pleased to offer you the position of President of Leading-Edge Earth Products, Inc., with the following compensation and considerations. Since much of the long-term structure of our company compensation plans, benefits, infrastructure, and management direction, will depend heavily on your involvement and guidance, I propose an initial compensation schedule to compensate you during our initial phase together.

Initial Compensation:

For an initial 3 month period, compensation will consist of a contract salary (1099 basis) of $10,417 per month, payable monthly at $5,000 as an advance retainer, and $5,500 accrued monthly on Leading-Edge Earth Products, Inc. books. Accrued amounts are payable upon termination of employment during the initial phase, or upon conversion to an employment contract. While the term of this period is expected to be no more than 3 months, it depends on our funding efforts and their time frame. It may be necessary to extend this period for a period no longer than 3 additional months. The corporate status will be mutually reviewed by both of us if the extension is needed.

Should personal interests prevent your full-time activity, we request that you keep track of time off and credit the retainer during your absence.

During this initial phase, Leading-Edge Earth Products, Inc. will pay reasonable and customary expenses for travel, meals and lodging by direct bill (when available) or by timely payment of expense reports.

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Stock Option:

Upon accepting the position, we will grant you a 300,000 share option with piggyback registration rights (or S-8 Registration as appropriate). The option striking price will be $0.75 per share.

Employment contract:

Once our funding efforts have enabled us to structure a long-term contract, (as expected within the 3-6 month period described above), we will jointly prepare and present to the Board of Directors a contract that includes compensation of $10,417 per month salary and benefits including health, disability and life insurance, vacation, holidays, 401K, and an incentive plan commensurate with the responsibilities and objective that we will define together during the initial phase. We will also address any future additional opportunities, such as positions, equity and profits that you help develop.

Relocation:

Upon agreement that relocation will be necessary to effectively perform your responsibilities, should TN not prevail, and an otherwise more suitable location is selected, Leading-Edge Earth Products, Inc. will pay reasonable and customary expenses related to relocating you and your family.

Duties:

Initial 3 to 6 month period

1.  Support Agile with organizing sales effort and obtaining orders.

2. Assist Agile with organizing VA production to respond to sales orders and demo requirements.

3. Assist Agile to identify and hire a Sales/Distributor/Sales Rep manager and organize the sales management and system required.

4. Assist Agile to identify and hire a construction industry experienced President.

5. Head up the effort to locate LEEP manufacturing facilities to lease; targeting TN as the first choice location.

Intermediate term:

1. Head up planning of the new manufacturing plant for LEEP's Structural Core product.

2. Head up specifying, ordering and installation of LEEP's metal forming/Polyiso lamination production line equipment and related leasehold improvements.

3. Head up identifying and hiring plant, G & A and sales/marketing management and other personnel as required.
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Long term:

Preside, as President, of LEEP's overall corporate activities:
         -  G & A
         -  Manufacturing
         -  Sales/marketing

I believe the above covers all of the major issues you and I and Tom have introduced and discussed. Please review and advise.

The above job offer is subject to Board ratification, for which I take full responsibility. In this connection, we may make a trip to West Coast and possibly Atlanta, to meet some of our directors.

I am pleased you see the LEEP opportunity and are motivated by the challenge ahead.


Sincerely,


Grant C. Record
CEO